Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of March 21, 2005 by and between GenuTec Business Solutions, Inc., a Montana Corporation, hereinafter referred to as the (“Company”) and Farzad Hoorizadeh hereinafter referred to as the (“Executive”).

RECITALS

A.            The Company is an Enhanced Communications Provider.

B.            Executive has substantial experience in financial management and has knowledge of the business and the products of the Company.

C.            The Company desires that Executive serve as its Chief Financial Officer and be responsible for the finances of the Company and Executive desires to serve as Chief Financial Officer of the Company.

D.            The Company and Executive have agreed to enter into this Agreement upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual undertakings, obligations and covenants, the Company and Executive hereby agree as follows:

1.             EMPLOYMENT – TERM- DUTIES

1.1        Term.  Subject to the provisions of Section 4, the Company hereby employs Executive and Executive hereby accepts employment as Executive Vice President, Chief Financial Officer with the Company to perform the duties described below for a term commencing as of March 31, 2005 for a period of three (3) years ending March 31, 2008. This Agreement shall be automatically renewed for additional one year terms unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the end of the initial or any renewal term.

1.2        Duties. Executive shall serve the Company in the capacity of Executive Vice President, Chief Financial Officer, and subject to the direction of the Chief Executive Officer and Board of Directors, shall perform and discharge well and faithfully those duties customarily performed by a Chief Financial Officer. Nothing herein shall preclude the Board of Directors of the Company from changing the duties of Executive if the Board concludes in its discretion that such changes are in the Company’s best interests. If Executive is appointed or elected to serve as a director or other officer of the Company or any subsidiary thereof during the term of this Agreement, Executive will serve in such capacity without any additional compensation, unless agreed to in writing by Company and Executive.

2.             EXTENT OF SERVICES

2.1        Conflict Of Interest.  During the Term, Employee shall devote Employee’s full working time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity that materially interferes with or constitutes a conflict of interest with the performance of Employee’s duties and responsibilities under this Agreement. The Employee represents to the Company that he has no other outstanding commitments inconsistent with any of the terms of this Agreement. During the Term and during any period thereafter during which the Employee is receiving severance or consulting payments from the Company, the Employee shall not, either on his own behalf or as an employee, partner, agent, employer, principal, stockholder, officer, director, consultant, or in any other individual or representative capacity, knowingly engage in any activity or business, or be employed in any activity or business, which is of the same nature as, or substantially similar to, and in competition with the activity or business of the Company, where “activity or business of the Company” means development, marketing and selling of services or products for enablement or management of computer telephony enhanced communications services, specifically voice messaging and GenuTec platform services; provided that nothing set forth herein shall prohibit the Employee from purchasing or otherwise acquiring, directly or indirectly, up to one percent (1%) of any class of publicly traded securities.

3.             COMPENSATION, FRINGE BENEFITS AND EXPENSES

3.1        Salary.  The initial base annual salary to be paid by the Company to Executive for services rendered under this Agreement shall be $144,000.00, payable semi-monthly, and shall be established from time to time by the Compensation Committee of the Company’s Board of Directors. Each semi-monthly payment installment shall be subject to all authorized and required payroll deductions for taxes, social security and the like. In addition, The Boards Compensation Committee will establish a performance based annual cash bonus program as well as a stock option program, based on the last stock price of $2.00 per share as of 10/1/04, with a minimum of 360,000 shares. Such options shall be subject to the terms of the stock option plan under which they are granted and shall vest as provided in the stock option agreement evidencing such options. All compensation due Executive under the terms of this Agreement shall be due and payable upon termination of Executive as specified herein.

3.2        Vacation.  Executive shall be entitled to a paid annual P.T.O based on the Company’s Policy and Procedures Manual. P.T.O. shall be taken at times mutually agreed upon by Executive and the Company.

3.3        Benefits.  During the term of his employment pursuant to this Agreement, Executive shall be entitled to participate in all Executive benefit plans or programs of the Company, which are instituted by the Company and in which all, or substantially all, other salaried Executives of the Company are entitled to participate, including but not limited to, Group Health Insurance including medical, dental and vision in accordance with the Company’s Policy and Procedures Manual.

3.4        Company Travel Expenses.  All reasonable expenses related to Company business incurred by Executive during the term of his employment shall be paid by Company or reimbursed to Executive in the event Executive may have paid for such expenses in advance, upon presentment of receipts for such expenses, in accordance with Company’s expense reimbursement policies as established from time to time.

4.             TERMINATION PRIOR TO EXPIRATION OF TERM

4.1        Breach or Neglect.  If Executive breaches any term or provision of this Agreement or habitually neglects the duties or obligations required of him under this Agreement, or for other good cause, the Company may at its option terminate this Agreement by giving written notice to Executive; provided, however, in the event the Company contends that Executive has breached or is not performing the services required by this Agreement or that it has good cause to terminate Executive’s employment pursuant to this Paragraph 4.1, the Company shall provide Executive with a written notice specifying in reasonable detail the breach or the services or matters which it contends Executive had not been adequately performing and why the Company has good cause to terminate this Agreement and what Executive should do to adequately perform his obligations hereunder. If Executive remedies such breach or performs the required services within ten (10) business days of receipt of the notice or modifies his performance to correct the matters complained of (if such breach is capable of cure or if such matters can be corrected), Executive’s breach will be deemed cured and he shall not be terminated. If Executive does not remedy such breach or perform the required services or modify his performance to correct the matters complained of, the Company shall have the right to immediately terminate this Agreement at the end of said ten (10) business day period. If such breach is not capable of cure or such performance cannot be corrected, then this Agreement shall be deemed terminated immediately upon written notice to the Executive.

4.2        Business Closure.  If the Company ceases business

operations or is unable or not permitted to continue its business for any reason, the Company may, at its option, terminate this Agreement by giving written notice to Executive without further obligation to Executive.

4.3        Disability.  If Executive becomes disabled during the term of this Agreement and such disability continues for a period of ninety (90) days, the Company may, at its option, upon or after the expiration of such ninety day period, terminate this Agreement by giving written notice to Executive. While Executive is so disabled, the Company shall pay to Executive his full monthly salary installment for the first month and fifty percent (50%) of his monthly salary for the next five months as provided in Paragraph 3.1, provided such installments shall be reduced by all amounts paid to Executive on account of disability insurance provided by the Company, worker’s compensation, social security, or other payments made to Executive arising out of his disability;  provided further, however, that such payments by the Company shall cease upon the earlier of (a) the expiration of the term of this Agreement, or (b) the earlier termination of this Agreement pursuant to Paragraphs 4.1 and 4.2. For the purpose of this Agreement, the term “disabled” shall be defined as Executive’s inability, through physical or mental illness or other such cause, to perform substantially all of the duties, which he is required to perform under this Agreement. In determining whether Executive is disabled, the Company may rely upon the written statement provided by a licensed physician acceptable to the Company. Executive shall allow himself to be examined from time to time by any licensed physician selected by the Company in relation to the disability.

4.4        Effect of Termination.  If this Agreement is terminated before the end of its then-current term under the provisions of Paragraphs 4.1 or 4.2 or because of the Executive’s resignation, the Company shall only pay Employee the base salary earned by him up to the date of termination, and the Company shall have no further obligation to Employee thereafter. Any termination of Employee’s employment shall be without prejudice to any right or remedy to which the Company may be entitled whether at law, in equity, or under this Agreement.

4.5        Return of Company Property.  Upon termination of this Agreement for any reason, Employee shall immediately return to the Company, without condition, all documents, files, records, keys, and other property of the Company in Employee’s possession regardless of the media on which such items are stored, and Employee shall not retain any copies or duplicates thereof. Employee has signed a Proprietary Information and Inventors Agreement, a copy of which is attached hereto as Exhibit A, that covers protection of the Company’s confidential information and assignment of inventions (the “Confidentiality Agreement). Employee hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the Confidentiality Agreement and further agrees that the provisions of the

Confidentiality Agreement shall survive any termination of this Agreement or of the Employee’s employment relationship with the Company.

4.6        Without Cause.  Notwithstanding any other subparagraph of this Paragraph 4, the Company shall have the right to terminate this Agreement at any time during its term by written notice to that effect, delivered to Executive, whereupon all salaries and benefits shall be paid by Company for the balance of the term of this Agreement, but not to exceed one year. The sums shall be paid on a semi-monthly basis during such period, in accordance with Company’s normal payroll policies and procedures; provided that, the Company’s obligation to pay such amounts shall cease immediately upon Executive’s breach of the provisions of Section 5 below or of any Proprietary Invention Agreement entered into between the Company and the Executive.

4.7        Separate Causes for Termination.  Except as otherwise provided herein, the paragraphs in this Agreement providing for the Company’s right to terminate this Agreement shall be interpreted wholly independent from and without reference to one another.

4.8        Death During Employment.  If Executive dies during the term of this employment, the Company shall pay to the estate of Executive the compensation which would otherwise be payable to Executive for the period remaining under the terms of this Agreement, up to a maximum of one year. The Company shall have no further obligations under this Agreement or otherwise in respect of Executive’s employment.

5.             NONDISCLOSURE OF CONFIDENTIAL INFORMATION

5.1        Except with the Company’s prior written consent, Executive agrees that he will not disclose or use at any time, during the term of his employment with the Company or thereafter, any confidential Information of the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation, all information which is known or intended to be known only by Executives of the Company or by persons who are in a confidential relationship with the Company, including, without limitation, trade secrets, proprietary information, unique processes, research or marketing reports, operating techniques, licenses, trademarks and copyrights whether provided to Executive by the Company or developed or discovered by him while at the Company, and including further any such Confidential Information relating to any customer, vendor, licensor, licensee or party transacting business with the Company.

5.2        Executive recognizes and acknowledges that the lists of the Company’s customers, distributors, resellers and dealers as they may exist from time to time are valuable, confidential, special and unique assets of the Company’s business in the nature of a trade secret and Executive will not, during the term of this Agreement or thereafter disclose such lists or any part thereof to any person, firm, corporation, association or entity for any purpose or reason whatsoever.

5.3        Executive agrees to hold as the Company’s property, all memoranda, books, papers, letters, formulae and other data and all copies thereof and information generated there from, in any way relating to the Company’s business and affairs, made by him or otherwise coming into his possession, and at termination of his employment, or on demand of the Company at any time, to deliver the same to the Company.

5.4        Non-Solicitation.  The Employee covenants and agrees with the Company that during the Term and for a period expiring two (2) years after the termination of this Agreement, neither the Employee nor any of his Controlled Affiliates (as hereinafter defined) shall, directly or indirectly, (i) solicit, encourage, or entice, or attempt to solicit, encourage, or entice any of the employees of the Company or any of its affiliates to terminate their employment with the Company or to become employed by any firm, company, or other business enterprise with which the Employee may then be connected, or (ii) solicit, induce, or entice, or attempt to solicit, induce, or entice, any company with which the Company has an agreement, or any company with which the Company has pursued an agreement during the Employee’s employment period, on behalf of himself or any other person, firm, company, or business enterprise with which the Employee may then be connected to sever, terminate or diminish its relationship with the Company. In addition, for a period expiring two (2) years after the termination of this Agreement, the Employee shall not, directly or indirectly, hire any person employed by the Company during the twelve (12) month period prior to the Employee’s date of termination. As used herein, “Controlled Affiliate” of the Employee means any member of the Employee’s immediate family (including, without limitation, his spouse, children, parents and siblings) and any other person or entity which, directly or indirectly, is at any time controlled by the Employee. For purposes of this definition, “control” of a person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person, whether by contract or otherwise.

6.             GENERAL PROVISIONS

6.1        Notices.  All notices, requests, demands and other communications to be given or sent pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by first class certified mail, return receipt requested, addressed as follows:

If to the Company:

GenuTec Business Solutions, Inc.

6 A Liberty, Suite 200

Aliso Viejo, CA 92656

Attention: Board of Directors

If to Executive:

Farzad Hoorizadeh

24 Spring Valley

Irvine, CA 92602

Either party may change its address set forth above by notice to the other party given in accordance with this Paragraph.

6.2        Severability.  If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not effect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

6.3        Attorney’s Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any relief to which it may be entitled.

6.4        Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. Because of the special, unique and extraordinary character of Executive’s services, Executive may not assign all or any part of his obligations under this Agreement.

6.5        Receipt of Agreement.  Each of the parties hereto acknowledges that it has read this Agreement in its entirety and does hereby acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

6.6        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6.7        Captions and Paragraph Headings.  Captions and paragraph headings used herein are for convenience and shall not affect the construction of this Agreement.

6.8        Entire Agreement.  This Agreement contains the entire

agreement between the parties with respect to the employment of Executive by the Company and supersedes all prior and contemporaneous agreements, representations and understandings of the parties, whether written or oral. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing signed by both parties.

6.9        Waiver of Breach.  The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

6.10      Agreement Prevails.  The parties agree that in the event of any conflict or inconsistency between the terms of this Agreement and the Company’s personnel policies or procedures, the terms of this Agreement shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GenuTec Business Solutions, Inc.	Farzod Hoorizadeh, Individually
By: Lee J. Danna, CEO

/s/ Lee J. Danna	/s/ F. Hoorizadeh